                                                                    EXHIBIT 23.7

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Technocom Limited:

    We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

    Our report dated March 30, 1999 contains an explanatory paragraph that states that the Company has suffered recurring losses, has a working capital deficiency, and does not presently have sufficient funds on hand to meet its current obligations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG

                                          KPMG
                                          Chartered Accountants


Dublin, Ireland
September 24, 1999